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                       UNITED STATES CELLULAR CORPORATION

             NOTICE OF OFFER TO PURCHASE FOR CASH ANY AND ALL OF ITS
                       LIQUID YIELD OPTION NOTES DUE 2015


    CUSIP NUMBER               ISSUE DATE                    MATURITY DATE
    ------------               ----------                    -------------
    911684 AA 6                June 13, 1995                 June 15, 2015

         This Notice is being delivered in connection with the offer by United States Cellular Corporation ("U.S. Cellular") to purchase from the holders thereof any and all of the Liquid Yield Option-TM- Notes due 2015 ("LYONs-TM-") issued by U.S. Cellular under that certain Indenture dated as of June 1, 1995 (the "Indenture") by and between U.S. Cellular and Harris Trust and Savings Bank, as trustee. The Bank of New York has succeeded Harris Trust and Savings Bank as trustee. Enclosed are the following documents.

         1. Offer to Purchase and Company Notice dated May 15, 2000 (the "Statement").

         2. Letter of Transmittal and Purchase Notice, for use by Holders in tendering LYONs pursuant to the Offer, including a separate sheet entitled Guidelines for Certification of Taxpayer Identification Number on Substitute W-9 ("Letter of Transmittal").

         The Offer is being made by U.S. Cellular pursuant to the requirements of Section 3.08(a) of the Indenture and Section 6 of the LYONs certificate, which require U.S. Cellular to offer to purchase the LYONs as of June 15, 2000 for a price of $411.99 per $1,000 principal amount at maturity (the "Offer Consideration"). As permitted by the Indenture, U.S. Cellular has elected to pay the Offer Consideration in cash. Also as permitted by the Indenture, U.S. Cellular has elected not to become obligated to purchase LYONs as of June 15, 2005.

         The Offer will expire at 5:00 p.m. on June 15, 2000, unless extended (the "Expiration Date").

         Each Holder that follows the procedures set forth in the Statement and Letter of Transmittal will receive a check promptly after the Expiration Date in an amount equal to $411.99 per $1,000 principal amount at maturity of LYONs tendered in the Offer. Participants of Depository Trust Company will be able to execute tenders through its Automated Tender Offer Program ("ATOP").

         Holders that do not elect to require U.S. Cellular to purchase their LYONs will maintain the right to convert their LYONs into Common Shares, par value $1.00 per share, of U.S. Cellular ("Common Shares") in accordance with and subject to the terms of the Indenture and the LYONs. The conversion rate of the LYONs is 9.475 Common Shares per $1,000 principal amount of LYONs. The closing sale price of a Common Share, as reported by THE WALL STREET JOURNAL, on May 10, 2000 was $63.56.

         Reference is made to the Statement and Letter of Transmittal for the complete terms of the Offer and other information relating to the Offer, which are incorporated by reference in full herein.

         Any questions regarding the Offer should be directed to the Information Agent, MacKenzie Partners, Inc. at (212) 929-5500 (Collect) or (800) 322-2885 (Toll Free).

         Liquid Yield Option and LYONs are Trademarks of Merrill Lynch & Co.,
Inc.


May 15, 2000                                UNITED STATES CELLULAR CORPORATION